Exhibit 3.11
ARTICLES OF INCORPORATION
OF
THERA SHIPPING CORPORATION
PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT
     The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Marshall Islands Business Corporations Act, does hereby make, subscribe, acknowledge and file with the Registrar of Corporations this instrument for that purpose, as follows:
A.	The name of the Corporation shall be:
THERA SHIPPING CORPORATION
B.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now on hereafter be organized under the Marshall Islands Business Corporations Act and without in any way limiting the generality of the foregoing, the corporation shall have the power:
(1)	To Purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, sub-charter, sell, build, and repair steamships, motorships, tankers, vessels, sailing vessels, tugs, lighters, barges, and all other vessels and craft of any and all motive power whatsoever, including landcraft, and any and all means of conveyance and transportation by land or water, together with engines, boilers, machinery equipment and appurtenances of all kinds, including masts, sails, boats, anchors, cables, tackle, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient for the construction, equipment, use and operation thereof; and to equip, furnish, and outfit such vessels and ships.

(2)	To engage in ocean, coastwise and inland commerce, and generally in the carriage of freight, goods, cargo in bulk, passengers, mail and personal effects by water between the various ports of the world and to engage generally in waterborne commerce.

(3)	To purchase or otherwise acquire, own, use, operate, lease, build, repair, sell or in any manner dispose of docks, piers, quays, wharves, dry docks, warehouses and storage facilities of all kinds, and any property, real, personal and mixed, in connection therewith.

(4)	To act as ship’s husband, shipbrokers, customhouse brokers, ship’s agents, manager of shipping property, freight contractors, forwarding agents, warehousemen, wharfingers, ship chandlers, and general traders.
C.	The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D.	The aggregate number of shares of stock that the Corporation is authorized to issue is Five Hundred (500) registered and/or bearer shares with a par value of One US Dollar (US$1.00) per share.

The Corporation shall mail notices and information to holders of bearer shares to the address provided to the Corporation by the shareholder for that purpose.

The holder of a stock certificate issued to bearer may cause such certificate to be exchanged for another certificate in his name for a like number of shares, and the holder of shares issued in the name of the owner may cause his certificate to be exchanged for another certificate to bearer for a like number of shares.

E.	The Corporation shall have every power which a corporation now or hereafter organized under the Marshall Islands Business Corporations Act may have.

F.	The name and address of the incorporator is:

Name	Post Office Address

Majuro Nominees Ltd.	P.O Box 1405
Majuro
Marshall Islands
G.	The Board of Directors as well as the shareholders of the Corporation shall have the authority to adopt, amend or repeal the bylaws of the Corporation.

H.	Corporate existence shall begin upon filing these Articles of Incorporation with the Registrar of Corporations as of the filing date stated on these Articles.
          IN WITNESS WHEREOF I have executed this instrument on March 18, 2010.

Majuro Nominees Ltd. Incorporator
by:	/s/ [ILLEGIBLE]

          On March 18, 2010 before me personally came S. Gioula known to me to be the individual described in and who executed the foregoing instrument and she duly acknowledged to me that the execution thereof was her act and deed.

/s/ [ILLEGIBLE]